Exhibit 5.1

Law Offices 50 West Liberty Street Suite 510 Reno, NV 89501 775.785.5440 775.785.5441 (Fax) www.swlaw.com	Albuquerque boise Denver Las Vegas Los Angeles Los Cabos Orange County Phoenix PORTLAND RENO Salt Lake City SAN DIEGO SEATTLE Tucson Washington DC

July 11, 2022

HealthLynked Corp.

1265 Creekside Parkway, Suite 302

Naples, Florida 34108

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as your special counsel in connection with the registration statement on Form S-1 (the “Registration Statement”) filed by HealthLynked Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for (i) the registration of up to 30,000,000 shares (“Purchase Shares”) of the Company’s common stock (“Common Stock”), par value $0.0001 per share, which may be sold and issued to YA II PN, LTD. (“YA”) pursuant to a standby equity purchase agreement between YA and the Company, dated as of July 5, 2022 (“Purchase Agreement”); and (ii) 895,255 shares of Common Stock as commitment shares under the Purchase Agreement (“Commitment Shares”). The Purchase Shares and Commitment Shares shall be collectively referred to herein as the “Shares.” Capitalized terms used in this letter and not otherwise defined shall have the meanings given to such terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Purchase Agreement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

HealthLynked Corp.

July 11, 2022

Based upon and subject to the foregoing, it is our opinion that (i) the Commitment Shares have been duly authorized by the Company and are validly issued, fully paid, and nonassessable and (ii) the Purchase Shares are duly authorized for issuance by the Company, and, when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer l.l.p.